Exhibit (a)(5)

THE SWISS HELVETIA FUND, INC.

1270 AVENUE OF THE AMERICAS, SUITE 400

NEW YORK, NEW YORK 10020

1-888-SWISS-00 (1-888-794-7700)

To Repurchase for Cash up to 1,530,131 of its Issued and Outstanding

Shares at 98% of the Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Repurchase, dated June 1, 2011, of The Swiss Helvetia Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to repurchase up to 1,530,131 shares of its issued and outstanding common stock, par value $0.01 per share (the “Tender Shares”), equal to approximately 5% of the Fund’s issued and outstanding shares of common stock as of May 24, 2011, for cash, at a price equal to 98% of the Fund’s net asset value (“NAV”) per share, as determined by the Fund on July 1, 2011, upon the terms and subject to the conditions set forth in the Offer to Repurchase, dated June 1, 2011, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”). THE OFFER TO REPURCHASE EXPIRES AT 5:00 P.M., EASTERN TIME, ON JUNE 30, 2011, UNLESS EXTENDED (THE “EXPIRATION DATE”). If the Offer to Repurchase is extended beyond June 30, 2011, the purchase price for each Tender Share will be 98% of its NAV as determined by the Fund on the next business day after the new Expiration Date, as extended.

The Fund is making this Offer to Repurchase in connection with its previously announced one-time tender offer program (the “Program”), which was approved by the Fund’s Board of Directors (the “Board”) as a result of a stockholder proposal approved at the Fund’s 2010 Annual Meeting of Stockholders, and as part of an effort to provide limited liquidity for its stockholders at a price representing a smaller discount (2%) than the Fund’s recent market price discount to its NAV. Under the Program, the Fund’s Board approved up to two tender offers in 2011, each for up to 5% of the Fund’s shares at a price equal to 98% of the Fund’s NAV per share, if the Fund’s shares trade at an average discount to NAV of more than 10% during the applicable twelve-week measurement period. At the conclusion of the first twelve-week measurement period, which began on March 1, 2011, and concluded on May 24, 2011, the Fund’s shares traded at an average discount to NAV of 10.23%. As a result, the Fund is conducting this Offer to Repurchase in accordance with the Program. Although the Offer may reduce temporarily the Fund’s discount, the Board believes that any such effect of this Offer, or similar future repurchase offers, will be short-term in nature.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of the Fund’s shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account. A tender of such shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer to Repurchase expires at 5:00 p.m., Eastern Time, on June 30, 2011. Your Fund shares may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on the Expiration Date, and, if your Fund shares have not by then been accepted for payment by the Fund, at any time on or after June 30, 2011. Any stockholder may withdraw all, but not less than all, of the Fund shares that the stockholder has tendered.

2. The Offer to Repurchase is subject to certain conditions set forth in the Offer to Repurchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any of its shares tendered, and the Fund may also amend, extend or terminate the Offer to Repurchase.

3. The Fund is offering to repurchase up to 1,530,131 of its shares. If stockholders tender, and do not withdraw, more than 1,530,131 Fund shares for repurchase, the Fund will repurchase duly tendered Fund shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of Fund shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any of its shares. The Fund does not intend to increase the number of its shares that are being offered to repurchase, even if stockholders tender more than the maximum number of Fund shares to be repurchased by the Fund in the repurchase offer.

IF YOU WISH TO HAVE US TENDER YOUR FUND SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON JUNE 30, 2011, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours, The Swiss Helvetia Fund, Inc.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Repurchase, dated June 1, 2011, relating to the offer by The Swiss Helvetia Fund, Inc. (the “Fund”) to purchase up to 1,530,131 of its issued and outstanding shares of common stock, par value $0.01 per share (“Tender Shares”).

This form will instruct us to tender to the Fund the number of Tender Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase.

AGGREGATE NUMBER OF SHARES TO BE TENDERED

                          Shares

Enter number of Tender Shares to be repurchased.

(Please Print Except for Signature(s))

Signature(s):

Name(s):

Address(es):

City, State, Zip:

Telephone Number, including Area Code:

Taxpayer Identification Number or SSN:

Date:

Account Number: